CALCULATION OF REGISTRATION FEE TABLES

Form S-8

(Form Type)

Thorne HealthTech, Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Securities Class Type	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock $0.01 par value, reserved for issuance pursuant to 2021 Equity Incentive Plan	Rules 457(c) and (h)	2,664,484 shares (2)	$4.62 (3)	$12,309,906.08	0.0001102	$1,356.56
Equity	Common Stock $0.01 par value, reserved for issuance pursuant to 2021 Equity Incentive Plan	Rules 457(c) and (h)	532,896 shares (4)	$3.93 (5)	$2,094,281.28	0.0001102	$230.79
TOTAL OFFERING AMOUNT			3,197,380 shares		$14,404,197.36		$1,587.35
TOTAL FEE OFFSETS (6)
NET FEE DUE							$1,587.35

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) or 2021 Employee Stock Purchase Plan (the “2021 ESPP”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of common stock.

(2) Represents an automatic increase of 2,664,484 shares of the Registrant’s common stock reserved for issuance under, and which annual increase is provided for in, the 2021 Plan.

(3) Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $4.62 per share, which represents the average of the high and low prices on the common stock as reported on the Nasdaq Global Select Market on March 31, 2023

(4) Represents an automatic increase of 532,896 shares of the Registrant’s common stock reserved for issuance under, and which annual increase is provided for in, the 2021 ESPP.

(5) Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $3.93 per share, which represents 85% of the average of the high and low prices on the common stock as reported on the Nasdaq Global Select Market on March 31, 2023. Pursuant to the 2021 ESPP, which plan is incorporated by reference herein, the purchase price of the shares of the Registrant’s common stock will be 85% of the lower of the fair market value of the Registrant’s common stock on the first day of the offering period or on the date of exercise.

(6) The Registrant does not have any fee offsets.